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CONMED CORPORATION

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NEWS RELEASE

CONTACTS: CONMED Corporation Robert Shallish Chief Financial Officer 315-624-3206 Joele Frank, Wilkinson Brimmer Katcher Andy Brimmer / Jamie Moser 212-355-4449

CONMED Corporation Files Definitive Proxy Materials; Mails Letter to Shareholders

Urges Stockholders to Vote FOR ALL CONMED’s Eight Highly Qualified and Experienced

Director Nominees

UTICA, New York, August 11, 2014 – CONMED Corporation (NASDAQ: CNMD) today announced that it has filed its definitive proxy materials as well as a letter to shareholders with the Securities and Exchange Commission (“SEC”) and commenced mailing these materials in connection with the Company’s September 10, 2014 Annual Meeting of Shareholders. CONMED shareholders of record as of the close of business on July 22, 2014 will be entitled to vote at the 2014 Annual Meeting. As noted in the filing, the Board of Directors unanimously recommends that shareholders vote “FOR” ALL CONMED’s eight highly qualified and experienced director nominees: Brian Concannon, Charles Farkas, Jo Ann Golden, Curt Hartman, Dirk Kuyper, Jerome Lande, Stephen Mandia and Mark Tryniski, as well as the other proposals contained in the definitive proxy materials.

Following is a copy of the letter CONMED mailed to its shareholders:

August 11, 2014

Dear Fellow Shareholder,

The last several months have seen extraordinary positive changes for CONMED. CONMED’s Board of Directors has been significantly re-constituted and the Company has a new Interim CEO. With these governance and management changes in place, your new Board and management team are now 100% focused on execution to improve CONMED’s performance and culture in order to create long-term shareholder value.

At CONMED’s 2014 Annual Meeting of Shareholders to be held on September 10, 2014, you will be asked to make an important decision regarding your Company’s future.

We urge you to protect the value of your investment in CONMED by voting the enclosed GOLD proxy card today “FOR” ALL CONMED’s eight highly qualified and experienced director nominees: Brian Concannon, Charles Farkas, Jo Ann Golden, Curt Hartman, Dirk Kuyper, Jerome Lande, Stephen Mandia and Mark Tryniski.

We are confident that these highly qualified individuals will contribute significantly to the development and execution of CONMED’s strategic plan to grow revenues and margins and improve CONMED’s operating performance.

Voce Capital Management LLC (“Voce”), which owns less than 0.5% of the Company’s outstanding common stock, has ignored the important changes we have made and is pursuing a potentially expensive and disruptive proxy contest to replace three members of your Board with its own nominees. We believe this decision indicates that Voce’s interests may not be aligned with those of other shareholders.

CONMED’s Board of Directors unanimously recommends that shareholders vote “FOR” ALL the Company’s director nominees today by telephone, online, or by signing and dating the enclosed GOLD proxy card and returning it in the postage-paid envelope provided.

CONMED’S BOARD IS NEW, INDEPENDENT AND ACCOUNTABLE TO SHAREHOLDERS

At the upcoming Annual Meeting, CONMED will nominate a slate of directors that is over 60% new. This slate of eight Board nominees will include five members added since the last annual meeting who bring meaningful stockholder representation and significant medical device industry expertise, including experience from the public company CEO-level and the worlds of management consulting and investing.

Among our five new directors are Curt Hartman and Jerome Lande who bring important skills and knowledge to our Board. Curt Hartman was recently named CONMED’s Interim CEO and has a well-respected track-record of solid performance and execution, having previously served as the Interim CEO and CFO of Stryker Corporation, a leading medical device company. Jerome Lande is Managing Partner of Coppersmith Capital, a well-regarded investment fund which owns approximately 6.0% of CONMED’s stock and is the Company’s fourth largest shareholder. Their appointments were the result of an agreement announced on February 25, 2014 with Coppersmith. More recently, in July 2014, the Board appointed Charles Farkas, a Senior Partner at Bain & Company and the former North American Head of Bain’s healthcare practice, to serve as a director. In July 2013, CONMED appointed Brian Concannon, the President and CEO of medical device company Haemonetics Corporation, and Dirk Kuyper, the President and CEO of privately-held medical device company Illuminoss Medical Inc., to the Board.

2014 has seen the departure and the announced retirements of long-serving directors whose average tenure was 25 years. The average tenure of our slate is four years.

In addition to appointing these highly qualified new Board members, we have made the following additional governance changes over the past year:

—	Appointed Mark Tryniski, the President and CEO of Community Bank System Inc. and CONMED’s then lead independent director, as Chairman of the Board in March 2014, taking over the role from Eugene Corasanti, CONMED’s founder, who recently retired from the Board and the Company;

—	Formed an executive search committee comprised of five independent directors to immediately begin a process to identify a permanent CEO, following the resignation of Joe Corasanti and appointment of Curt Hartman as Interim CEO;

—	Installed new chairpersons for each of its Audit, Compensation and Corporate Governance and Nominating Committees; and

—	Instituted a term limit for directors.

Following these Board related changes, CONMED’s slate of directors, which is already hard at work and unanimous in support of the recent changes, is accountable, experienced, independent and well positioned to focus on execution. Furthermore, the Board regularly considers candidates who it believes will add necessary experience and skill sets to the Board. We encourage all shareholders to vote FOR a Board that has the diversity of experience necessary to support maximizing value for shareholders.

CONMED IS ENTERING A NEW ERA OF PERFORMANCE-FOCUSED MANAGEMENT

In connection with the recent Board related changes, the Board appointed Curt Hartman as Interim Chief Executive Officer, following Joe Corasanti’s resignation as President and Chief Executive Officer and as a member of the Board of Directors.

Curt brings more than 22 years of medical device industry experience to CONMED. During his tenure at Stryker, which at the time was a $26 billion large-cap medical device company, he led the company through tremendous strategic and operational change. That change included the successful completion of multiple acquisitions and integrations, financings, leadership transitions, divisional reorganization, company-wide realignment of IT and Finance functions, closure of underperforming businesses, international expansion, share buybacks and an enhanced dividend policy. In addition, for nine years, Curt had full P&L responsibility and helped grow a global operating division in the orthopedic and minimally invasive device segments that serve many of the same markets in which CONMED competes today.

We have spoken to many of our top shareholders who are impressed with his track record at Stryker. Thanks to Curt’s strong operational background, track-record of driving efficiency in large, healthcare product businesses and in-depth knowledge of CONMED’s specific markets and competitors, he has hit the ground running fast.

In his first two weeks, Curt visited CONMED’s two largest facilities in Utica, New York and Largo, Florida and conducted comprehensive business reviews with the leadership of sales, marketing, research and development, while also spending time with associates involved in customer service and operations. While we have work to do, our talented employees and associates are passionate about what they do, have an appetite for change and are committed to our success. We have every reason to be optimistic and confident about our future prospects.

Our Board took the previously mentioned actions because we and the management team know that CONMED’s strategy, execution and performance culture must change in order to achieve the Company’s full potential. While some large strategic decisions must wait until we have selected permanent leadership, there is also much that can be accomplished in this interim period with Curt at the helm, particularly in enhancing the accountability and focus of our entire organization to drive better growth and margins.

We are confident that there are near-term opportunities to be seized from better execution and the introduction of basic performance metrics and accountability at every level of CONMED. We will endeavor to be as transparent and accountable with our shareholders as possible as our strategic and operational goals continue to take shape.

CONMED RECENTLY CONDUCTED A THOROUGH EXPLORATION OF STRATEGIC ALTERNATIVES

For the last nine months, Voce Capital has repeatedly insisted, publicly and privately, that CONMED be sold, going so far as to forecast a sale price and commence a solicitation of proxies with a sale of the company as its principal, if not sole, stated objective. As we disclosed on July 23, 2014, CONMED’s Board of Directors spent six months conducting a comprehensive review of strategic alternatives, including a sale or merger of the Company. Following this comprehensive process, the Board determined that the various strategic alternatives available at this time do not adequately reflect the intrinsic value of the Company or its future growth prospects. As such, the Board determined to terminate the process and work with new management to focus on better execution to grow revenues and margins.

CONMED’s exploration of alternatives was exceedingly thorough, guided by advisors from Bank of America Merrill Lynch and Greenhill & Co., included contacting an exhaustive list of potential financial and strategic counterparties across the industry and enjoyed the unanimous support of the Board and senior management. CONMED’s Board and management team are committed to creating value for all shareholders and will continue to take any actions that enable the Company to achieve this objective.

DESPITE YOUR BOARD’S ATTEMPTS TO WORK CONSTRUCTIVELY WITH VOCE IN ORDER TO MAXIMIZE OUR FOCUS ON EXECUTION AND THE BENEFITS OF THE MATERIAL CHANGES MADE AT THE COMPANY, VOCE REMAINS UNREASONABLE

CONMED welcomes open communications with its shareholders and values their input. As such, we have attempted to engage in constructive discussions with Voce over the past twelve months to outline the changes we have made and better understand its views. Despite this, and despite our recent efforts to reach a mutually agreeable resolution through a settlement offer, Voce has chosen to initiate a costly and distracting proxy fight.

The Board, recognizing that a potential sale of the company had greater likelihood of success if it were not encumbered by an unnecessary public fight with a shareholder, offered settlement negotiations to Voce five months ago. Voce refused to engage in those negotiations, even on a confidential basis.

Approximately two weeks ago, after announcing the conclusion of the strategic alternatives process, sweeping changes to the Board, a change in CEO and the exit from the Company of its founding leadership, we again reached out to Voce with an offer to add one of its nominees to the Board. Voce refused, and indicated a proxy contest would be forthcoming. This proxy contest can no longer be credibly claimed to be about exploration of strategic alternatives, board composition, management performance, dissident shareholder representation or entrenchment of its founders. This leaves the obvious question: what is that proxy contest actually about? We believe one can conclude that such a proxy contest’s purpose, particularly when its expense is so disproportionate to Voce’s invested capital, is more about the personal objectives of members of Voce than the long-term value creation objectives desired by shareholders.

NOW IS THE TIME FOR CONMED TO EXECUTE

We believe CONMED’s new leadership has the right vision for a successful future, and is pursuing the right opportunities for growth in sales and earnings. Under the direction of Curt Hartman and the oversight of an engaged and knowledgeable Board, now is the time for the Company to focus on execution and improve operating performance to create additional value for shareholders over both the short and long term.

Our organization universally aspires to growth. In the weeks ahead, we will be focused on the following:

—	We will steer our commercial and R&D leadership to focus on clear expectations and accountability throughout the innovation and development process to accelerate the cadence and delivery of new products that support our customers’ needs and the goals of the business.

—	We will assess and reevaluate our commercial strategy to improve the alignment of the US selling structure to better reflect the needs of our customers while allowing our selling teams the freedom to address the evolving market needs and efficiently perform the roles for which they have been hired.

—	We will establish and institute a regular series of metric-driven meetings to craft, refine and enhance our performance culture to deliver on the commitments we establish as a Company for our customers and stakeholders. We will measure our progress and monitor outcomes on a weekly, monthly, quarterly and annual basis.

—	We will evaluate our SG&A expense and investments, even as we increase our focus on enhancing revenue growth, to ensure we are allocating resources to areas with the highest returns for the Company and its future success, which will allow us to maximize value for our shareholders.

VOCE’S NOMINEES SHOULD NOT BE ELECTED TO SERVE ON YOUR BOARD OF DIRECTORS

Voce has failed to articulate what it would do differently from what CONMED is already doing, and given that it owns less than 0.5% of the Company’s outstanding common stock, Voce is seeking board representation that is vastly disproportionate to its ownership stake.

Your Board slate is comprised of eight highly qualified directors, seven of whom are independent. Collectively, our continuing Board members have a diverse and impressive wealth of experience, which has been – and will continue to be – critically important to the continued execution of CONMED’s long-term growth strategy. We believe that Voce’s actions make it clear that Voce is only interested in pursuing its self-serving agenda, irrespective of the cost to all other CONMED shareholders.

PROTECT THE VALUE OF YOUR INVESTMENT IN CONMED: VOTE THE GOLD PROXY CARD TODAY

With a new CEO and reconstituted Board, we are confident that CONMED has the right team to create value for CONMED shareholders. We strongly urge you to protect the value of your investment in CONMED by voting “FOR” ALL your Board’s experienced and highly qualified director nominees: Brian Concannon (CEO of Haemonetics Corporation), Charles Farkas (Senior Partner at Bain & Company), Jo Ann Golden (CPA, Retired Managing Partner at Dermody Burke and Brown), Curt Hartman (CONMED Interim CEO, and Former Interim CEO and CFO of Stryker Corporation), Dirk Kuyper (CEO of Illuminoss Medical Inc.), Jerome Lande (Managing Partner of Coppersmith Capital), Stephen Mandia (Former CEO of Sovena USA) and Mark Tryniski (CEO of Community Bank).

Vote the GOLD proxy card today.

Your vote is extremely important, no matter how many or how few shares you own. We urge you to vote today by telephone, online, or by signing and dating the enclosed GOLD proxy card and returning it in the postage-paid envelope provided. Please do not return or otherwise vote any WHITE proxy card sent to you by the dissident group.

On behalf of your Board of Directors, we thank you for your continued support of CONMED.

Sincerely,

/s/ Mark Tryniski	/s/ Curt Hartman

Mark Tryniski	Curt Hartman
Chairman of the Board	Interim Chief Executive Officer

YOUR VOTE IS IMPORTANT!

To ensure that your voting instructions are received timely, we urge you to submit your proxy by telephone or Internet by following the easy instructions on the enclosed GOLD proxy card.

If you have questions or need assistance in voting your shares,

please contact our proxy solicitor:

INNISFREE M&A INCORPORATED

Shareholders May Call Toll Free at (888) 750-5834

Banks and Brokers May Call Collect at (212) 750-5833

Please do NOT execute any WHITE proxy card you may receive from Voce,

as it could revoke any previous proxy you submitted using the GOLD proxy card.

Only your latest-dated proxy counts.

About CONMED

CONMED is a medical technology company with an emphasis on surgical devices and equipment for minimally invasive procedures. The Company’s products are used by surgeons and physicians in a variety of specialties including orthopedics, general surgery, gynecology, neurosurgery and gastroenterology. Headquartered in Utica, New York, the Company’s 3,600 employees distribute its products worldwide from several manufacturing locations. CONMED has a direct selling presence in 16 countries outside the United States and international sales constitute more than 50% of the Company’s total sales.

Forward Looking Information

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results, performance or trends, to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above, to prove to be correct; (ii) the risks relating to forward-looking statements discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013; (iii) cyclical purchasing patterns from customers, end-users and dealers; (iv) timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; (vi) the possibility that any new acquisition or other transaction may require the Company to reconsider its financial assumptions and goals/targets; (vii) increasing costs for raw material, transportation or litigation; and/or (viii) the Company’s ability to devise and execute strategies to respond to market conditions.

Important Additional Information and Where to Find It

The Company has filed a proxy statement on Schedule 14A and other relevant documents with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2014 Annual Meeting of Shareholders or any adjournment or postponement thereof (the “2014 Annual Meeting”) and has mailed the definitive proxy statement and a proxy card to each shareholder of record entitled to vote at the 2014 Annual Meeting. SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S 2014 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the 2014 proxy statement, any amendments or supplements to the proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at www.conmed.com in the “Investors” section as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants in Solicitation

The Company, its directors, its executive officers and its nominees for election as directors may be deemed participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the Company’s 2014 Annual Meeting. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of shareholders in connection with the Company’s 2014 Annual Meeting, and their direct or indirect interests, by security holdings or otherwise, which may be different from those of the Company’s shareholders generally, is set forth in the Company’s definitive proxy statement for the 2014 Annual Meeting and other relevant documents filed with the SEC.